Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 20, 2014. The Goldman Sachs Group, Inc. $ Trigger Phoenix Autocallable Optimization Securities due

The notes will not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performances of the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF. The notes will mature on the stated maturity date (August 30, 2024) unless they are automatically called on any determination date commencing in August 2015. Your notes will be called if the closing levels of both index funds on any determination date commencing in August 2015 are greater than or equal to their respective initial levels (set on the trade date, expected to be August 27, 2014), resulting in a payment on the applicable payment date (the second business day after the determination date except in the case of the final determination date, when the payment date will be the stated maturity date) equal to the face amount of your notes plus the coupon (described below) then due. The notes cannot be called if the closing level of either index fund is less than its respective initial level on a determination date.

On each determination date (the dates in February, May, August and November specified on page S-4 of this prospectus supplement), unless previously called, if the closing levels of both index funds are greater than or equal to 70.00% of their respective initial levels, you will receive on the applicable payment date a coupon of              (between $0.175 and $0.1875, set on the trade date) for each $10 face amount of your notes. If the closing level of either index fund on any determination date is less than 70.00% of its initial level, you will not receive a coupon payment on the applicable payment date.

If your notes are outstanding at maturity, the amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the lesser performing index fund (the index fund with the lowest index fund return). The index fund return for each index fund is the percentage increase or decrease in the closing level of the index fund on the final determination date from its initial level.

At maturity, for each $10 face amount of your notes outstanding, you will receive an amount in cash equal to:

•      if the index fund return of both index funds is greater than or equal to -30.00% (the final level of both index funds is greater than or equal to 70.00% of their respective initial levels), $10 plus the final coupon;

•      if the index fund return of both index funds is greater than or equal to -50.00% (the final level of both index funds is greater than or equal to 50.00% of their respective initial levels), but the index fund return of either index fund is less than -30.00%, $10. You will not receive a final coupon; or

•      if the index fund return of either index fund is less than -50.00% (the final level of either index fund is less than 50.00% of its initial level), the sum of (i) $10 plus (ii) the product of (a) the lesser performing index fund return times (b) $10. You will receive less than 50.00% of the face amount of your notes and you will not receive a final coupon.

The maximum return on your notes is              (between 1.75% and 1.875% quarterly) (or between 7.00 and 7.50% per annum), regardless of how much either index fund appreciates.

The return on your notes is linked to the performances of the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF, and not to the performances of the MSCI Emerging Markets Index and the Russell 2000® Index (each of which we refer to as the index) on which the index funds are based.  Although the index funds seek results that correspond generally to the performance of their respective index, the index funds follow a strategy of “representative sampling,” which means the index funds’ holdings do not identically correspond to the holdings and weightings of their respective index, and may significantly diverge from their respective index.  Although the index funds generally invest at least 90% of their assets in some of the same securities as those contained in their respective index and in depositary receipts representing the same securities as those contained in their respective index, they do not hold all of the securities underlying their respective index and may invest the remainder in securities that are not contained in their respective index, or in other types of investments.  Additionally, when the index funds purchase securities not held by their respective index, the index funds may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which their respective index components are not exposed. Therefore, your investment in the notes will not directly track the performance of the underlying indices and there may be significant variation between the performance of the index funds and the indices on which they are based.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-10. In addition, any sale prior to maturity could result in a loss even if the levels of both index funds at the time of such sale are greater than or equal to 50.00% of their respective initial levels.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $9.15 and $9.65 per $10 face amount, which will be less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $10 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over a 365 day period from the trade date.

Original issue date:	expected to be August 29, 2014	Original issue price:	100.00% of the face amount

Underwriting discount:	3.95% of the face amount	Net proceeds to the issuer:	96.05% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.     dated                    , 2014.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, GS&Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•     Prospectus supplement dated September 19, 2011

•     Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-23.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index funds:  the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP”) and the iShares® Russell 2000 ETF (Bloomberg symbol, “IWM UP”), see “The Index Funds” on page S-33

Underlying indices:  the MSCI Emerging Markets Index and the Russell 2000® Index

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $10; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $10 and integral multiples of $10 in excess thereof

Minimum purchase amount:  In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution:  The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 3.50% of the face amount.  See “Supplemental Plan of Distribution” on page S-56

Purchase at amount other than face amount: the amount we will pay you for your notes on a call payment date or the stated maturity date, as the case may be, will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to a call payment date or the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-13 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as an income-bearing pre-paid derivative contract in respect of the index funds, as described under “Supplemental Discussion of Federal Income Tax Consequences” herein.  Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that any coupon payment will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a United States alien holder of the notes, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty.  In addition, upon the sale, exchange, redemption or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time (excluding amounts attributable to any coupon payment) and your tax basis in your notes.

Cash settlement amount (on any call payment date):  if your notes are automatically called on a call observation date because the closing levels of both index funds are greater than or equal to their respective initial index fund levels, for each $10 face amount of your notes, on the related call payment date, we will pay you an amount in cash equal to the sum of (i) $10 plus (ii) the coupon then due

Cash settlement amount (on the stated maturity date):  if your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the index fund return of both index funds is greater than or equal to -30.00% (the final index fund level of both index funds is greater than or equal to their respective coupon barriers), $10 plus the final coupon;

•                  if the index fund return of both index funds is greater than or equal to -50.00% (the final index fund level of both index funds is greater than or equal to their respective trigger levels), but the index fund return of either index fund is less than -30.00%, $10; or

•                  if the index fund return of either index fund is less than -50.00% (the final index fund level of either index fund is less than its respective trigger level), the sum of (i) $10 plus (ii) the product of (a) the lesser performing index fund return times (b) $10.

Trigger level: with respect to each index fund, 50.00% of its initial index fund level (rounded up to the nearest one-hundredth)

Automatic call feature:  if, as measured on any call observation date, the closing levels of both index funds are greater than or equal to their respective initial index fund levels, your notes will be automatically called; if your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes, and no further payments will be made since your notes will no longer be outstanding. If the closing level of either index fund is below its initial index fund level on a call observation date, the notes cannot be called.

Lesser performing index fund return:  the index fund return of the lesser performing index fund

Lesser performing index fund:  the index fund with the lowest index fund return

Coupon (to be set on the trade date):  subject to the automatic call feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•                  if the closing levels of both index funds on the related coupon determination date are greater than or equal to the coupon barrier, between $0.175 and $0.1875 (i.e., equal to a return of between 7.00% and 7.50% per annum); or

•                  if the closing level of either index fund on the related coupon determination date is less than the coupon barrier, $0.00

No coupon payment or return of principal is guaranteed. As discussed above, we will not pay a coupon with respect to any coupon determination date on which the closing level of either index fund is less than its respective coupon barrier. Also, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

Coupon barrier: with respect to each index fund, 70.00% of its initial index fund level (rounded up to the nearest one-hundredth)

Initial index fund level (to be set on the trade date): with respect to each index fund, the closing level of such index fund on the trade date

Final index fund level: with respect to each index fund, the closing level of such index fund on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-27, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Closing level:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Level” on page S-29

Index fund return:  with respect to each index fund on the determination date, the quotient of (i) the final index fund level minus the initial index fund level divided by (ii) the initial index fund level, expressed as a positive or negative percentage

Defeasance: not applicable

No listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day:  as described on page S-29

Trading day:  as described on page S-29

Trade date:  expected to be August 27, 2014

Original issue date (settlement date) (to be set on the trade date): expected to be August 29, 2014

Determination date (to be set on the trade date):  expected to be August 26, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25

Stated maturity date (to be set on the trade date):  expected to be August 30, 2024, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25

Call observation date (to be set on the trade date):  expected to be each coupon determination date specified in the table below commencing August 27, 2015, to the extent the notes are then outstanding, subject to adjustment as described under “Specific Terms of Your Notes — Call Observation Dates” on page S-26.  Although the call observation dates occur quarterly after August 27, 2015, there may not be an equal number of days between call observation dates.

Call payment dates (to be set on the trade date):  expected to be the second business day after each call observation date (except that the final call payment date will be the stated maturity date), subject to adjustment as described under “Specific Terms of Your Notes — Call Payment Dates” on page S-26

Coupon determination dates (to be set on the trade date): expected to be the dates specified as such in the table under “Coupon payment dates” below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon Determination Dates” on page S-25. Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon payment dates (to be set on the trade date):  expected to be the second business day after each coupon determination date (except that the final coupon payment date will be the stated maturity date), which coupon payment dates are expected to be the dates specified in the table below, subject to adjustment as described under “Specific Terms of Your Notes — Coupon and Coupon Payment Dates” on page S-25. Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates	Coupon Payment Dates

November 25, 2014	November 28, 2014
February 25, 2015	February 27, 2015
May 27, 2015	May 29, 2015
August 27, 2015	August 31, 2015
November 25, 2015	November 30, 2015
February 25, 2016	February 29, 2016
May 26, 2016	May 31, 2016
August 29, 2016	August 31, 2016
November 28, 2016	November 30, 2016
February 24, 2017	February 28, 2017
May 26, 2017	May 31, 2017
August 29, 2017	August 31, 2017
November 27, 2017	November 29, 2017
February 26, 2018	February 28, 2018
May 29, 2018	May 31, 2018
August 27, 2018	August 29, 2018
November 27, 2018	November 29, 2018
February 26, 2019	February 28, 2019
May 29, 2019	May 31, 2019
August 27, 2019	August 29, 2019
November 26, 2019	November 29, 2019
February 26, 2020	February 28, 2020
May 27, 2020	May 29, 2020
August 27, 2020	August 31, 2020
November 25, 2020	November 30, 2020
February 24, 2021	February 26, 2021
May 26, 2021	May 28, 2021
August 27, 2021	August 31, 2021
November 26, 2021	November 30, 2021
February 24, 2022	February 28, 2022
May 26, 2022	May 31, 2022
August 29, 2022	August 31, 2022
November 28, 2022	November 30, 2022
February 24, 2023	February 28, 2023
May 26, 2023	May 31, 2023
August 29, 2023	August 31, 2023
November 27, 2023	November 29, 2023
February 27, 2024	February 29, 2024
May 29, 2024	May 31, 2024
August 26, 2024	August 30, 2024

Regular record dates:  the scheduled business day immediately preceding the day on which payment is made (as such payment date may be adjusted)

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38148F232

ISIN no.:  US38148F2323

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following tables and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the index funds on a coupon determination date could have on the coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing levels of the lesser performing index fund on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of index fund levels of the lesser performing index fund that are entirely hypothetical; no one can predict what the index fund level of either index fund will be on any day throughout the life of your notes, what the closing level of either index fund will be on any coupon determination date or call observation date, as the case may be, and what the final index fund level of the lesser performing index fund will be on the determination date. The index funds have been highly volatile in the past — meaning that the index fund levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables below such as interest rates, the volatility of the index funds and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-10 of this prospectus supplement.  The information in the tables also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$10

Hypothetical initial index fund level of the iShares® MSCI Emerging Markets ETF	45.00

Hypothetical initial index fund level of the iShares® Russell 2000 ETF	114.00

Trigger level

with respect to each index fund, 50.00% of its initial index fund level (based on the hypothetical initial index fund levels above, the trigger level equals 22.50 in the case of the iShares® MSCI Emerging Markets ETF and 57.00 in the case of the iShares® Russell 2000 ETF)

Coupon barrier

with respect to each index fund, 70.00% of its initial index fund level (based on the hypothetical initial index fund levels above, the coupon barrier equals 31.50 in the case of the iShares® MSCI Emerging Markets ETF and 79.80 in the case of the iShares® Russell 2000 ETF)

Coupon	$0.175 (7.00% per annum)

Neither a market disruption event nor a non-trading day occurs on any originally scheduled call observation date or the originally scheduled determination date

No change in or affecting the index funds, any of the index funds’ stocks or the policies of the index funds’ respective investment advisors or the methods by which the applicable underlying index sponsor calculates either underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial index fund levels that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the notes will be called, the index fund returns and the amount that we will pay on your notes, if any, on the call payment date or at maturity. We will not do so until the trade date. As a result, the actual initial index fund levels may differ substantially from the index fund levels prior to the trade date. They may also differ substantially from the index fund levels at the time you purchase your notes.

For these reasons, the actual performance of the index funds over the life of your notes, the actual index fund levels on any call observation date or coupon determination date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical index fund levels shown elsewhere in this prospectus supplement. For information about the index fund levels during recent periods, see “The Index Funds — Historical Closing Levels of the Index Funds” on page S-48. Before investing in the notes, you should consult publicly available information to determine the index fund levels between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index fund stocks.

Hypothetical Coupon Payments

With respect to each $10 face amount of notes, the examples below show hypothetical coupons, if any, that we would pay on a coupon payment date if the closing levels of the index funds on the applicable coupon determination date were the hypothetical closing levels shown.

Scenario 1

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the iShares® Russell 2000 ETF	Hypothetical Coupon Paid on Related Coupon Payment Date
First	46.00	55.00	$0.000
Second	41.00	77.00	$0.000
Third	40.00	100.00	$0.175
Fourth	33.00	78.00	$0.000
Fifth	46.00	78.00	$0.000
Sixth	44.00	79.00	$0.000
Seventh	43.00	82.00	$0.175
Eighth	31.00	79.00	$0.000
Ninth	32.00	83.00	$0.175
Tenth	31.00	115.00	$0.000
Eleventh	30.00	78.00	$0.000
Twelfth – Fortieth	33.00	79.00	$0.000
		Total Hypothetical Coupons Paid	$0.525

In Scenario 1, the hypothetical closing level of each index fund increases and decreases by varying amounts, compared to its respective hypothetical initial index fund level, on the hypothetical coupon determination dates.  Because the hypothetical closing levels of both index funds on the third, seventh and ninth hypothetical coupon determination dates are greater than or equal to their respective hypothetical coupon barriers, coupons are paid on the three related coupon payment dates and the total of the hypothetical coupons paid in Scenario 1 is $0.525.  Because the hypothetical closing level of at least one of the index funds on the twelfth through the fortieth hypothetical coupon determination dates is less than its respective hypothetical coupon barrier, no coupons are paid on the final 29 coupon payment dates, including at maturity.

Scenario 2

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the iShares® Russell 2000 ETF	Hypothetical Coupon Paid on Related Coupon Payment Date
First	30.00	100.00	$0.000
Second	30.50	101.00	$0.000
Third	31.00	104.00	$0.000
Fourth	29.00	116.00	$0.000
Fifth	29.00	115.00	$0.000
Sixth	29.50	109.00	$0.000
Seventh	27.00	104.00	$0.000
Eighth	27.00	105.00	$0.000
Ninth	28.00	106.00	$0.000
Tenth	28.50	115.00	$0.000
Eleventh	28.00	100.00	$0.000
Twelfth – Fortieth	30.00	98.00	$0.000
		Total Hypothetical Coupons Paid	$0.000

In Scenario 2, the hypothetical closing level of the iShares® MSCI Emerging Markets ETF decreases by varying amounts, compared to its hypothetical initial index fund level, on the hypothetical coupon determination dates and the hypothetical closing level of the iShares® Russell 2000 ETF increases and decreases by varying amounts, compared to its hypothetical initial index fund level, on the hypothetical coupon determination dates.  Because in each case the hypothetical closing level of the iShares® MSCI Emerging Markets ETF is less than its hypothetical coupon barrier, you will not receive a coupon payment on any hypothetical coupon payment date, even though the level of the iShares® Russell 2000 ETF is above its hypothetical coupon barrier on each hypothetical coupon determination date.  Therefore, the total of the hypothetical coupons paid in Scenario 2 is $0.00. The overall return on your notes will be zero or less.

Scenario 3

Hypothetical Coupon Determination Date	Hypothetical Closing Level of the iShares® MSCI Emerging Markets ETF	Hypothetical Closing Level of the iShares® Russell 2000 ETF	Hypothetical Coupon Paid on Related Coupon Payment Date
First	31.00	100.00	$0.00
Second	28.00	105.00	$0.00
Third	27.00	98.00	$0.00
Fourth	45.00	115.00	$0.175
		Total Hypothetical Coupons Paid	$0.175

In Scenario 3, the hypothetical closing level of each index fund increases and decreases by varying amounts, compared to its respective hypothetical initial index fund level, on the hypothetical coupon determination dates.  Because the hypothetical closing levels of both index funds are greater than or equal to their respective hypothetical initial index fund levels on the fourth hypothetical coupon determination date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical coupon of $0.175, you will receive an amount in cash equal to $10 for each $10 face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not called on any call observation date (i.e., on each call observation date the closing level of either index fund is less than its respective initial index fund level) the cash settlement amount we would deliver for each $10 face amount of your notes on the maturity date will depend on the performance of the lesser performing index fund on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final index fund levels of the lesser performing index fund and are expressed as percentages of the initial index fund level of the lesser performing index fund.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index fund level of the lesser performing index fund (expressed as a percentage of the initial index fund level of the lesser performing index fund), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final index fund level of the lesser performing index fund (expressed as a percentage of the initial index fund level of the lesser performing index fund) and the assumptions noted above.

The Notes Have Not Been Called

Hypothetical Final Index Fund Level of the Lesser Performing Index Fund	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Called on a Call Observation Date
(as Percentage of Initial Index Fund Level)	(as Percentage of Face Amount)
99.999%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
65.000%	100.000%
50.000%	100.000%
49.999%	49.999%
35.000%	35.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the notes have not been called on a call observation date and the final index fund level of the lesser performing index fund were determined to be 25.000% of its initial index fund level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final index fund level of the lesser performing index fund were determined to be 65.000% of its initial index fund level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final index fund level of the lesser performing index fund is greater than or equal to its trigger level, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index funds that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the index funds on any day, the final index fund level of the index funds or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the index funds and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and the actual initial index fund levels and the actual coupon, which we will set on the trade date, and on the actual closing levels of the index funds and the actual final index fund levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the table and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index funds or the index funds’ stocks, i.e., the stocks comprising the index funds to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the coupons (if any) and return on the notes will be based on the performance of each index fund, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF as measured from their initial index fund levels set on the trade date to the closing level of the lesser performing index fund on the determination date. If the final index fund level of the lesser performing index fund for your notes is less than the trigger level, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing index fund return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the trigger level applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Receive a Coupon on Any Coupon Payment Date

You will be paid a coupon on a coupon payment date only if the closing levels of both index funds on the applicable coupon determination date are equal to or greater than their respective coupon barrier. If the closing level of either index fund on the related coupon determination date is less than the coupon barrier, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon determination date, whether due to changes in the levels of one or both index funds, the overall return you earn on your notes will be zero or less and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

Because the Notes Are Linked to the Performance of the Lesser Performing Index Fund, You Have a Greater Risk of Receiving No Quarterly Coupons and Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Index Fund

The risk that you will not receive any quarterly coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one index fund. With two index funds, it is more likely that either index fund will close below its coupon barrier on any coupon determination date, or below its trigger level on the determination date, than if the notes were linked to only one index fund. Therefore, it is more likely that you will not receive any quarterly coupons and that you will suffer a significant loss on your investment. In addition, because each index fund must close above its initial index fund level on a call observation date in order for the notes to be called prior to maturity, the notes are less likely to be called on any call observation date than if the notes were linked to just one index fund.

Higher Coupon Payments Are Generally Associated With a Greater Risk of Loss

The coupon that you could receive on the notes (you may not receive any coupon on a coupon payment date) is higher than the coupon that we would generally pay on a fixed rate note issued by us with the same maturity. We are able to offer you notes with a higher coupon because, among other factors, the notes are linked to the performance of the lesser performing of two index funds.  As a result, you may not receive a coupon payment on any coupon payment date and your return on your notes may be zero. In general, the higher the potential coupon on a note is relative to the coupon that we would pay on a fixed rate note issued by us with the same maturity, the greater the risk that an index fund to which your notes are linked will close below its coupon barrier on the coupon determination dates (in which case you will not receive coupons) and its trigger level on the determination date (in which case you will lose some or all of your investment).

Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing levels of both index funds are greater than or equal to their respective initial index fund levels. Therefore, the term for your notes may be reduced to approximately one year after the original issue date and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

The Coupon Does Not Reflect the Actual Performance of the Index Funds from the Trade Date to Any Coupon Determination Date or from Coupon Determination Date to Coupon Determination Date

On any coupon payment date, you will receive a coupon only if the level of each index fund is equal to or above its coupon barrier.  The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon that is based on the performance of either index fund between the trade date and any coupon determination date or between two coupon determination dates.  You will not participate in any appreciation of either index fund.  Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to either index fund that pays coupons based on the performance of such index fund from the trade date to any coupon determination date or from coupon determination date to coupon determination date.  In addition, although both the coupon determination dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon determination dates or between coupon payment dates, respectively.  However, the way in which the coupon is determined will not vary based on the actual number of days between coupon determination dates or between coupon payment dates.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Index Fund

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing index fund without regard to the performance of the other index fund. As a result, you could lose all or some of your initial investment if the lesser performing index fund return is negative, even if there is an increase in the level of the other index fund.  This could be the case even if the other index fund increased by an amount greater than the decrease in the lesser performing index fund.

You are Exposed to the Market Risk of Each Index Fund

Your return on the notes is contingent upon the performance of each individual index fund.  Therefore, you will be exposed equally to the risks related to each index fund.  Poor performance by either of the index funds over the term of the notes may negatively affect your return and will not be offset or mitigated by a positive performance by the other index fund.  Accordingly, your investment is subject to the full market risk of each index fund.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the levels of the index funds;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the index funds;

•                  the dividend rates of the index fund stocks;

•                  economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the index funds, and which may affect the closing levels of the index funds;

•                  the actual and expected positive or negative correlation between the index funds, or the actual or expected absence of any such correlation;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the index funds based on their historical performance. The actual performance of the index funds over the life of the offered notes, the cash settlement amount paid on a call payment date or the stated maturity date, as the case may be, as well as the coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing levels of the index funds or to the hypothetical examples shown elsewhere in this prospectus supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Levels of the Index Funds Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the performance of the index funds. Changes in the levels of the index funds may not result in a comparable change in the market value of your notes. Even if the closing level of each index fund is greater than or equal to the coupon barrier but less than 100% of its initial index fund level during some portion of the life of the notes, the market value of your notes may not reflect this. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge The Goldman Sachs Group, Inc.’s obligations under the notes by purchasing futures and/or other instruments linked to the index funds.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index funds or the stocks underlying the index funds, which we refer to as index fund stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity.   Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index fund-linked notes whose returns are linked to changes in the levels of the index funds or the index fund stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index funds — directly or indirectly by affecting the price of the index fund stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.  In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index funds or index fund stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of an index fund or index fund stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index funds or index fund stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index funds or index fund stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index funds or index fund stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Investment Advisors of the Index Funds or the Issuers of the Index Funds’ Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the investment advisor of each index fund or the issuers of the index fund stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index funds or index fund stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index funds or index fund stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index funds or index fund stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index fund, index fund stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Fund Stocks

The respective investment advisors of the index funds calculates the level of an index fund by reference to the prices of the stocks included in such index fund, which we refer to as index fund stocks, without taking account of the value of dividends paid on those stocks.  Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each index fund and received the dividends paid on those stocks.  You will not receive any dividends that may be paid on any of the index fund stocks by the index fund stock issuers.  See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Funds or Any Index Funds’ Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Index Funds or Any Index Funds’ Stock

Investing in your notes will not make you a holder of any shares of the index funds or any index funds’ stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index funds or the index funds’ stocks.  Your notes will be paid in cash, as will any coupon payments, and you will have no right to receive delivery of any shares of the index funds or the index funds’ stocks.

Past Index Fund Performance is No Guide to Future Performance

The actual performance of the index funds over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the historical closing levels of the index funds or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index funds.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making certain determinations that affect your notes, including determining the closing levels of the index funds on any coupon determination date, which we will use to determine the coupon, if any, we will pay on any applicable coupon payment date; determining whether your notes will be automatically called; determining the final index fund level of the lesser performing index fund on the determination date, which we will use to determine the amount we must pay on the stated maturity date; anti-dilution adjustments; determining whether to postpone a coupon determination date or the determination date because of a market disruption event or a non-trading day; the coupon determination dates; the coupon payment dates; the call observation dates; the call payment dates and the stated maturity date. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index funds.  See “Specific Terms of Your Notes — Discontinuance or Modification of an Index Fund” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Calculation Agent Can Postpone a Coupon Determination Date or the Determination Date, as the Case May Be, If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on a date that would otherwise be a coupon determination date or the determination date, a market disruption event has occurred or is continuing with respect to either index fund or that day is not a trading day, such coupon determination date or the determination date will be postponed until the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled coupon determination date or determination date, as the case may be, each index fund has had at least one trading day on which no market disruption event has occurred or is continuing.  In no case, however, will the coupon determination date or the determination date be postponed to a date later than the corresponding originally scheduled coupon payment date or the stated maturity date, as applicable, or if the corresponding originally scheduled coupon payment date or the originally scheduled stated maturity date is not a business day, later than the first business day after the corresponding originally scheduled coupon payment date or the stated maturity date.  Moreover, if a coupon determination date or the determination date, as applicable, is postponed to the last possible day, but the market disruption event has not ceased by that day or that day is not a trading day, that day will nevertheless be the coupon determination date or the determination date, as applicable, for the corresponding coupon payment date or stated maturity date.  In such a case, the calculation agent will determine the applicable closing levels or final index fund levels for such coupon determination date or the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

The Policies of the Index Funds’ Investment Advisor, BlackRock Fund Advisors, and the Applicable Sponsor of Each Underlying Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The index funds’ investment advisor, BlackRock Fund Advisors (“BFA” or the “index funds’ investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the index funds’ investment advisor concerning the calculation of the net asset value of the index funds, additions, deletions or substitutions of securities in the index funds and the manner in which changes affecting the underlying indices are reflected in the index funds that could affect the market price of the shares of the index funds, and therefore, the amount payable on your notes on the maturity date. The amount payable on your notes and their market value could also be affected if the index funds’ investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the index funds, or if the index funds’ investment advisor discontinues or suspends calculation or publication of the net asset value of the index funds, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the applicable index fund levels on any such date — and thus the amount payable on any coupon payment date, if any, or the cash settlement amount if the notes are called on any call observation date or the cash settlement amount on the stated maturity date, as applicable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the applicable index fund levels on any trading day, a coupon determination date, a call observation date or the determination date and the coupons payable on your notes, if any, or the cash settlement amount more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index Funds” and “— Role of Calculation Agent” below and “— Anti-dilution Adjustments” on page S-27.

In addition, the policies of each underlying index sponsor concerning the calculation of the applicable underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in such underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the applicable index fund and, therefore, the amount payable on your notes and their market value.

There Are Risks Associated with the Index Funds

Although the index funds’ shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the index funds or that there will be liquidity in the trading market.

In addition, the index funds are subject to management risk, which is the risk that the index funds’ investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the index funds’ investment advisor may select up to 10% of the index funds’ assets to be invested in shares of equity securities that are not included in the underlying indices.  The index funds are also not actively managed and may be affected by a general decline in market segments relating to the underlying indices.  The index funds’ investment advisor invests in securities included in, or representative of, the underlying indices regardless of their investment merits.  The index funds’ investment advisor does not attempt to take defensive positions in declining markets.

In addition, the index funds are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

The Index Funds and the Underlying Indices are Different and the Performance of the Index Funds May Not Correlate with the Performance of the Underlying Indices

The index funds use a representative sampling strategy (more fully described under “The Index Funds”) to attempt to track the performance of the underlying indices. The index funds may not hold all or substantially all of the equity securities included in the underlying indices and may hold securities or assets not included in the underlying indices. Therefore, while the performance of the index funds are generally linked to the performance of the underlying indices, the performance of the index funds are also linked in part to shares of equity securities not included in the underlying indices and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the index funds’ investment advisor.

Imperfect correlation between the index funds’ portfolio securities and those in the underlying indices, rounding of prices, changes to the underlying indices and regulatory requirements may cause tracking error, the divergence of the index funds’ performance from that of the underlying indices.

In addition, the performance of the index funds will reflect additional transaction costs and fees that are not included in the calculation of the underlying indices and this may increase the tracking error of the index funds. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the index funds and the underlying indices. Finally, because the shares of the index funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each of the index funds may differ from the net asset value per share of each of the index funds.

For all of the foregoing reasons, the performance of the index funds may not correlate with the performance of the underlying indices. Consequently, the return on the notes will not be the same as investing directly in the index funds or in the underlying indices or in the index funds’ stocks or in the underlying indices’ stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying indices.

Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The iShares® MSCI Emerging Markets ETF holds assets that are traded on foreign securities markets.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets whose stocks comprise the iShares® MSCI Emerging Markets ETF may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the iShares® MSCI Emerging Markets ETF is not traded, the value of the securities underlying the iShares® MSCI Emerging Markets ETF may change on days when shareholders will not be able to purchase or sell shares of the iShares® MSCI Emerging Markets ETF.

The countries whose markets are represented by the iShares® MSCI Emerging Markets ETF include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland,

Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The iShares® MSCI Emerging Markets ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the iShares® MSCI Emerging Markets ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the iShares® MSCI Emerging Markets ETF may not increase even if the non-dollar value of the asset held by the iShares® MSCI Emerging Markets ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•                  existing and expected rates of inflation;

•                  existing and expected interest rate levels;

•                  the balance of payments among countries;

•                  the extent of government surpluses or deficits in the relevant foreign country and the United States; and

•                  other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the iShares® MSCI Emerging Markets ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

The underlying index of the iShares® Russell 2000 ETF, the Russell 2000® Index, is comprised of stocks of companies that may be considered small capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies and therefore the Russell 2000® Index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies.

You Will Have Limited Anti-dilution Protection

Goldman, Sachs & Co., as calculation agent for your notes, may adjust the closing levels for certain events that may affect each of the index funds, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments”.  The calculation agent will not be required to make an adjustment for every event that may affect the index funds and will have broad discretion to determine whether and to what extent an adjustment is required

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Index Funds, There Is No Affiliation Between the Index Funds’ Investment Advisor and Us, and We Are Not Responsible for Any Disclosure by the Index Funds’ Investment Advisor

Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the index funds, and, at any time, may hold shares of the index funds. Goldman Sachs is not otherwise affiliated with the index funds’ investment advisor or the index funds’ stock issuers. We or our affiliates may currently or from time to time in the future engage in business with the index funds’ investment advisor or the issuers of the index funds’ stocks. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index funds or any issuer of the index funds’ stocks. You, as an investor in your notes, should make your own investigation into the index funds and the index funds’ stock issuers.

Neither the index funds’ investment advisor nor any index funds’ stock issuer are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the index funds’ investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-50 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Your notes could be subject to a U.S. withholding tax of 30% under FATCA.  This tax could apply if you or any non-U.S. person or entity that receives a payment (directly or indirectly) on your behalf (including a bank, custodian, broker or other payee, at any point in the series of payments made on your notes) does not comply with the U.S. information reporting, withholding, identification, certification, and related requirements imposed by FATCA.  The payments potentially subject to this withholding tax include interest (including original issue discount) and other periodic payments as well as payments made upon the sale, exchange, redemption or maturity of your notes.

You should consult your tax advisor regarding the relevant U.S. law and other official guidance on FATCA.  You could be affected by this withholding if, for example, your bank or broker through which you hold the notes is subject to withholding because it fails to comply with these requirements.  This might be the case even if you would not otherwise have been directly subject to withholding. Accordingly, you should consult your bank or broker about the likelihood that payments to it (for credit to you) will become subject to withholding in the payment chain.

The withholding tax described above could currently apply to all interest (including original issue discount) and other periodic payments made on the notes.  In addition, the withholding tax described above could apply to payments made upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2017.

We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive significantly less than the amount that you would have otherwise received with respect to your notes.  Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding.  However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.  For more information, see “Supplemental Discussion of Federal Income Tax Consequences— Foreign Account Tax Compliance Act (FATCA) Withholding” on page S-54 of this prospectus supplement.

In addition, your notes may also be subject to other U.S. withholding tax as described in “United States Taxation” in the accompanying prospectus.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $10 or integral multiples of $10 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Fund, Index Fund Investment Advisor, Underlying Index, Underlying Index Sponsor and Index Fund Stocks

In this prospectus supplement, when we refer to an index fund, we mean either the iShares® MSCI Emerging Markets ETF or the iShares® Russell 2000 ETF specified on the front cover page, or any successor index fund, as each may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of an Index Fund” below.  When we refer to an index fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the index funds.  When we refer to the underlying index, we mean each of the indices underlying the index funds.  When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable underlying index fund as then in effect.  When we refer to the index fund stocks as of any time, we mean the stocks that comprise each index fund as then in effect, after giving effect to any additions, deletions or substitutions.

Automatic Call Feature

If, as measured on any call observation date, the closing levels of both index funds are greater than or equal to their respective initial index fund levels, your notes will be automatically called. If your notes are automatically called on any call observation date, on the corresponding call payment date, in addition to the coupon then due, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding. The notes cannot be called if the closing level of either index fund is less than its respective initial level on a call observation date.

Payment of a Variable Contingent Coupon

Subject to the automatic call feature, on each coupon payment date, for each $10 face amount of your notes, we will pay you an amount in cash equal to:

•                  if the closing levels of both index funds on the related coupon determination date are greater than or equal to the coupon barrier, between $0.175 and $0.1875 (set on the trade date) (i.e., equal to a return of between 7.00% and 7.50% per annum); or

•                  if the closing level of either index fund on the related coupon determination date is less than the coupon barrier, $0.00

With respect to each index fund, the coupon barrier is 70.00% of its initial index fund level (rounded up to the nearest one-hundredth).

Payment of Principal on Stated Maturity Date

If your notes are not automatically called, for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final index fund level of the lesser performing index fund is greater than or equal to the coupon barrier, $10 plus the final coupon;

•                  if the final index fund level of the lesser performing index fund is greater than or equal to the trigger level but less than the coupon barrier, $10; or

•                  if the final index fund level of the lesser performing index fund is less than the trigger level, the sum of (1) $10 plus (2) the product of (i) $10 times (ii) lesser performing index fund return

With respect to each index fund, the trigger level is 50.00% of its initial index fund level (rounded up to the nearest one-hundredth).

With respect to each index fund, the index fund return is calculated by subtracting the initial index fund level from the final index fund level and dividing the result by the initial index fund level, with the quotient expressed as a percentage.

With respect to each index fund, the initial index fund level will be set on the trade date and will be the closing level of such index fund on the trade date as described under “— Special

Calculation Provisions — Closing Level” below.  With respect to each index fund, the calculation agent will determine the final index fund level, which will be the closing level of such index fund on the determination date.  However, the calculation agent will have discretion to adjust the closing level on any call observation date or the determination date or to determine it in a different manner as described under “ — Anti-dilution Adjustments”, “ — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of an Index Fund” below.

The lesser performing index fund is the index fund with the lowest index fund return.  The lesser performing index fund return is the index fund return of the lesser performing index fund.

Stated Maturity Date

The stated maturity date is expected to be August 30, 2024, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is expected to be August 26, 2024, unless the calculation agent determines that, with respect to either index fund, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each index fund has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each index fund will be determined on or prior to the postponed determination date as set forth under “— Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the determination date may differ from the date on which the level of an index fund is determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to an index fund that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such index fund, that day will nevertheless be the determination date.

Coupon and Coupon Payment Dates

The coupons will be calculated and paid as described in this prospectus supplement.

The coupons on the offered notes will be paid on the coupon payment dates (to be set on the trade date and are expected to be the second business day after each coupon determination date, except that the final coupon payment date will be the stated maturity date, which coupon payment dates are expected to be the dates specified in the table under “—Coupon Determination Dates” below, subject to adjustment as described under “— Coupon Determination Dates” below).  Although the coupon payment dates occur quarterly, there may not be an equal number of days between coupon payment dates.

Coupon Determination Dates

The coupon determination dates are specified in the table below, commencing on November 25, 2014 and ending on August 26, 2024, unless the calculation agent determines that, with respect to any index fund, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the coupon determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled coupon determination date, each index fund has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each index fund for that coupon determination date will be determined on or prior to the postponed coupon determination date as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” below.  (In such case, the coupon determination date may differ from the date on which the level of an index fund is determined for the purpose of the calculations to be performed on the coupon determination date.)  In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date.  On such last possible coupon determination date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an index fund that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such index fund, that day will nevertheless be the coupon determination date.  Although the coupon determination dates occur quarterly, there may not be an equal number of days between coupon determination dates.

Coupon Determination Dates	Coupon Payment Dates
November 25, 2014	November 28, 2014
February 25, 2015	February 27, 2015
May 27, 2015	May 29, 2015
August 27, 2015	August 31, 2015
November 25, 2015	November 30, 2015
February 25, 2016	February 29, 2016
May 26, 2016	May 31, 2016
August 29, 2016	August 31, 2016
November 28, 2016	November 30, 2016
February 24, 2017	February 28, 2017
May 26, 2017	May 31, 2017
August 29, 2017	August 31, 2017
November 27, 2017	November 29, 2017
February 26, 2018	February 28, 2018
May 29, 2018	May 31, 2018
August 27, 2018	August 29, 2018
November 27, 2018	November 29, 2018
February 26, 2019	February 28, 2019
May 29, 2019	May 31, 2019
August 27, 2019	August 29, 2019
November 26, 2019	November 29, 2019
February 26, 2020	February 28, 2020
May 27, 2020	May 29, 2020
August 27, 2020	August 31, 2020
November 25, 2020	November 30, 2020
February 24, 2021	February 26, 2021
May 26, 2021	May 28, 2021
August 27, 2021	August 31, 2021
November 26, 2021	November 30, 2021
February 24, 2022	February 28, 2022
May 26, 2022	May 31, 2022
August 29, 2022	August 31, 2022
November 28, 2022	November 30, 2022
February 24, 2023	February 28, 2023
May 26, 2023	May 31, 2023
August 29, 2023	August 31, 2023
November 27, 2023	November 29, 2023
February 27, 2024	February 29, 2024
May 29, 2024	May 31, 2024
August 26, 2024	August 30, 2024

Call Observation Dates

The call observation dates will be set on the trade date and are expected to be each coupon determination date commencing August 27, 2015, to the extent the notes are then outstanding, subject to adjustment as described under “— Coupon Determination Dates” above.  Although the call observation dates occur quarterly after August 27, 2015, there may not be an equal number of days between call observation dates.

Call Payment Dates

If your notes are automatically called on any call observation date, on the corresponding call payment date (to be set on the trade date and expected to be the second business day after each call observation date, except that the final call payment date will be the stated maturity date, subject to adjustment as described under “— Call Observation Dates” below) you will receive an amount in cash equal to $10 for each $10 face amount of your notes in addition to the coupon then due, and no further payments will be made on the notes since your notes will no longer be outstanding.

Consequences of a Market Disruption Event or a Non-Trading Day

With respect to either index fund, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon determination date or the determination date, or such day is not a trading day, then such coupon determination date or the determination date will be postponed as described under “— Coupon Determination Dates” or “— Determination Date” above.  If any coupon determination date or the determination date is postponed due to a market disruption event or non-trading day with respect to either index fund, the closing level of each index fund with respect to such coupon determination date or the final index fund level with respect to the determination date, as applicable, will be calculated based on (i) the closing level of any index fund that is not affected by the market disruption event or non-trading day, if any, on the applicable originally scheduled coupon determination date or the originally scheduled determination date, (ii) the closing level of any index fund that is affected by the market disruption event or non-trading day on the first trading day following the applicable originally scheduled coupon determination date or the originally scheduled determination date on which no market disruption event exists for such index fund and (iii) the calculation agent’s assessment, in good faith and in its sole discretion, of the level of any index fund on the last possible postponed coupon determination date or determination date, as applicable, with respect to such index fund as to which a market disruption event or non-trading day continues through the last possible postponed coupon determination date or determination date.  As a result, this could result in the closing level on any coupon determination date or final index fund level on the determination date of each index fund being determined on different calendar dates.  For the avoidance of doubt, once the closing level for an index fund is determined for a coupon determination date or determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or Modification of an Index Fund

If an index fund is delisted from the exchange on which the index fund has its primary listing and the index fund investment advisor or anyone else publishes a substitute index fund that the calculation agent determines is comparable to the index fund, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the call payment date or the maturity date, as applicable, by reference to the substitute index fund.  We refer to any substitute index fund approved by the calculation agent as a successor index fund.

If the calculation agent determines on a coupon determination date or the determination date, as applicable, that the publication of an index fund is delisted or withdrawn from the exchange on which the index fund has its primary listing and there is no successor index fund, the calculation agent will determine the applicable closing level of the index fund used to determine the cash settlement amount, as applicable, on related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index fund.

If the calculation agent determines that an index fund, the stocks comprising an index fund or the method of calculating an index fund is changed at any time in any respect — including any split or reverse split as described under “— Anti-dilution Adjustments” below and any addition, deletion or substitution and any reweighting or rebalancing of the index fund or of the index fund stocks and whether the change is made by the index fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor index fund, is due to events affecting one or more of the index fund stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index fund by the index fund investment advisor pursuant to the then-current index fund methodology of the index fund, then the calculation agent will be permitted (but not required) to make such adjustments in the index fund or the method of its calculation as it believes are appropriate to ensure that the levels of the index fund used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to an index fund may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent, in good faith, will have discretion to adjust the closing level of each index fund if certain events occur.  Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed.  Generally, exchange traded funds are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements.  In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the levels of the index funds or any other term.  The calculation agent shall have no obligation to make an adjustment for any such event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Additional Disclosure About Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued. Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future. The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. In addition, the trustee can resign for any reason with 60 days notice, and we would be required to appoint a successor trustee. If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act. In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

Manner of Payment

Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding each index fund, the coupon determination dates, the coupon payment dates, the regular record dates, the coupon, if any, on each coupon payment date, each index fund return, the closing levels of the index funds on each coupon determination date, each final index fund level, anti-dilution adjustments, the determination date, the call observation dates, call payment dates, business days, trading days, postponement of a coupon payment date, a call payment date or the stated maturity date and the amount of cash payable on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the exchange on which each index fund has its primary listing is open for trading and the price of one share of each index fund is quoted by the exchange on which such index fund has its primary listing.

Closing Level

When we refer to the closing level of an index fund on any trading day, we mean the closing sale price or last reported sale price, regular way, for such index fund, on a per-share or other unit basis:

•                  on the principal national securities exchange on which such index fund is listed for trading on that day, or

•                  if such index fund is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that index fund

If an index fund is not listed or traded as described above, then the closing level for such index fund on any day will be the average, as determined by the calculation agent, of the bid prices for such index fund obtained from as many dealers in that index fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest

— or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event with respect to an index:

•                  a suspension, absence or material limitation of trading in an index fund on its primary market for more than two consecutive hours of trading or during the one half-hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to an index fund in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  an index fund does not trade on what was the primary market for such index fund, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to an index fund.

For this purpose, an “absence of trading” in the primary securities market on which shares of an index fund are traded, or on which option or futures contracts, if available, relating to an index fund are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of an index fund or in option or futures contracts, if available, relating to such index fund in the primary market for that index fund or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to the shares of such index fund or those contracts, or

•                  a disparity in bid and ask quotes relating to the shares of such index fund or those contracts,

will constitute a suspension or material limitation of trading in shares of such index fund or those contracts in that market.

A market disruption event with respect to one index will not, by itself, constitute a market disruption event for the other unaffected index.

As is the case throughout this prospectus supplement, references to an index fund in this description of market disruption events includes the index fund and any successor index fund as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to either index fund on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index fund-linked notes we issue, some of which may have returns linked to either index fund or the index fund stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to either index fund or some or all of the index fund stocks,

•                  may take or dispose of positions in the securities of the index fund stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on index funds designed to track the performance of the stock exchanges or other components of the equity markets, and /or

•                  may take short positions in the index fund stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to either index fund or the index fund stocks.  We expect these steps to involve sales of instruments linked to any index fund on or shortly before the final coupon determination date.  These steps may also involve sales and/or purchases of some or all of the index fund stocks, or listed or over-the-counter options, futures or other instruments linked to any index fund, some or all of the index fund stocks or index funds designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX FUNDS

Your notes are linked to two exchange traded funds, or ETFs, the iShares® MSCI Emerging Markets ETF and the iShares® Russell 2000 ETF.

Some Initial and Common Concepts

An equity index is a hypothetical calculation of stocks that fit certain selection criteria and are selected for inclusion in the index by the index sponsor.  One example might be an index that seeks to include all of the large capitalization stocks traded on the stock market in a certain country or region.  The value of an index is calculated using a methodology developed by the index sponsor.  Typically, the closing prices of each of the stocks included in the index on each trading day are the basis for the index level.  Although it is not possible to invest directly into an index, buying an index-linked product such as an index-linked note allows an investor to gain exposure to the performance of the relevant portions of a stock market or markets without owning all of the stocks that underlie the index.

An ETF attempts to track the performance of a particular index and actually purchases many of the stocks in the index and holds them.  The ETF may or may not hold all of the securities in the underlying index.  The ETF itself is typically listed on the New York Stock Exchange and has a trading price like a stock.  Unlike an index, it is possible to invest directly in an ETF by buying the shares of the ETF.  The trading price is usually, although not always, closely correlated with the net asset value of the assets held by the ETF (which are the stocks underlying the index the ETF tracks).  The investment objective of the ETFs is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index.  That type of ETF, sometimes called a “tracking ETF,” uses a passive or indexing approach to try to achieve the ETF’s investment objective. The ETF has an investment adviser, but the adviser does not try to beat the index.  This means, among other things, that a tracking ETF typically will not sell a particular holding just because it is performing poorly.  Instead, the ETF seeks to track the index regardless of whether the index level is increasing or decreasing. The investment adviser makes decisions, subject to the ETF’s applicable limitations, about the stocks and other investments to be held by ETF in order to track the index.  The investment adviser charges fees that impact the price of the ETF’s shares, as do transaction and other costs relating to the trading of the portfolio.

ETFs are registered investment companies and file information with the SEC.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  The descriptions below will provide the “CIK number” for each of the ETFs, which is an identifying number that will assist you in finding information about them filed with the SEC.

Each of the ETFs also has certain concepts in common with each other.  We have described some of these common concepts below.

Tracking Error

The difference between the performance of an ETF over a period of time and the performance of the index over such period of time is called the “tracking error” over that period of time.  This is typically measured as the difference between the ETF’s returns and the index returns over the same period of time.  This is also sometimes referred to as the “correlation” between the index and the ETF.  An index and fund are perfectly correlated if the correlation is 1.00 (i.e., the tracking error is 0.00%).  Tracking errors can result for a variety of reasons, but one of the common reasons is that an index is a theoretical financial calculation of the performance of certain assets, but an ETF holds an actual investment portfolio.  The descriptions below will discuss some of the additional reasons for tracking errors and provide information about the tracking error or information about the performance of the index and the performance of the ETF for the same period.

Creation Units

Prior to trading in the secondary market, shares of an ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in large block-size units, known as creation units.  As a practical matter, only institutions, market makers or large investors purchase or redeem creation units.  Except when aggregated in creation units (or upon the liquidation of an ETF), shares of the ETFs are not redeemable securities.  The descriptions below will describe the size of the creation units for the ETFs.  For most investors, the important thing to know is that redemptions of creation units may cause temporary dislocations in tracking errors.

Indicative Values, Net Asset Value and Share Prices

Each of the ETFs calculates a net asset value, or NAV, at the end of each trading day.  This value represents the value of their respective assets less any applicable fees and expenses.  The actual trading price of an ETF’s or unit investment trust’s (“UIT”) shares in the secondary market generally differs (and may deviate significantly during periods of market volatility) from the ETF’s or UIT’s daily net asset value.  This is because the trading price is affected by market forces such as supply and demand, economic conditions and other factors.

The ETFs and the UIT are required for regulatory reasons to disseminate an approximate net asset value, often called an “indicative value,” every fifteen seconds throughout the trading day.  These indicative values are disseminated by information providers or market data vendors.  These approximate or indicative values should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day.  The approximate value is generally based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close.  The approximate value may not calculated by the ETF or UIT and may not be calculated using the same methodology.  In any event, for purposes of your notes, the trading prices of the shares of the ETFs and the UIT included will be based on the trading prices alone (subject to adjustment) and not the NAV or these approximate values.

The iShares® MSCI Emerging Markets ETF

The shares of the iShares® MSCI Emerging Markets ETF (the “fund”) are issued by iShares, Inc. (the “company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the fund is one. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.

•                  The fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the index.

•                  The index it tracks is the MSCI Emerging Markets Index (the “index”).

•                  Investment Advisor: BlackRock Fund Advisors (“BFA”).

•                  The fund’s shares trade on the NYSE Arca under the ticker symbol “EEM”.

•                  The company’s SEC CIK Number is 0000930667.

•                  The fund’s inception date was April 7, 2003.

•                  The fund’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification.  The investment advisor is entitled to receive a management fee from the fund based on the fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the fund and a set of other specified iShares® funds as follows: 0.75% per annum of the aggregate net assets of the funds less than or equal to U.S. $14.0 billion, plus 0.68% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $14.0 billion up to U.S. $28.0 billion, plus 0.61% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $28.0 billion up to U.S. $42.0 billion, plus 0.56% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $42.0 billion up to U.S. $56.0 billion, plus 0.50% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $56.0 billion up to U.S. $70.0 billion, plus 0.45% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $70.0 billion up to U.S. $84.0 billion, plus 0.40% per annum of the aggregate net assets of the funds in excess of U.S. $84.0 billion. As of June 30, 2014, the aggregate expense ratio of the fund was 0.67% per annum.

For additional information regarding the company or BFA, please consult the reports (including the Annual Report to Shareholders on Form N-CSRS for the semi-annual period ended February 28, 2014) and other information the company files with the SEC.  In addition, information regarding the fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at http://www.ishares.com/us/products/239637/ishares-msci-emerging-markets-etf.  We are not incorporating by reference the website, the sources listed above or any material they include.

Investment Objective

The fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. The fund’s investment objective and the index may be changed at any time, without the approval of BFA’s shareholders.

As of August 14, 2014, the top ten constituents of the fund and their relative weights in the fund were as follows: Samsung Electronics Co. Ltd. (3.23%), Taiwan Semiconductor (2.43%), TenCent Holdings Ltd. (2.06%), China Mobile Ltd. (1.63%), China Construction Bank H Shares (1.30%), Naspers Ltd N Shares (1.22%), Industrial and Comm Bank H Shares (1.19%), Gazprom OAO (1.03%), Itau Unibanco Holding SA Pref. (1.03%) and America Movil SAB de C Ser L (0.98%).

As of August 14, 2014, the industry sectors and their relative weights in the fund were as follows: Consumer Discretionary (9.19%), Consumer Staples (8.26%), Energy (10.28%), Financials (27.25%), Health Care (1.83%), Industrials (6.38%), Information Technology (16.73%), Materials (8.65%), Telecommunication Services (7.23%), Utilities (3.50%) and Other (0.70%).  Percentages may not sum to 100% due to rounding.  (Sector designations are determined by the fund sponsor using criteria it has selected or developed.  Fund advisors and index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between funds or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.)

As of August 14, 2014, the top ten countries represented in the fund and their relative weights in the fund were as follows: Brazil (10.74%), China (19.34%), India (6.67%), Indonesia (2.61%), Malaysia (3.81%), Mexico (5.22%), Russia (4.73%), South Africa (7.60%), South Korea (15.24%) and Taiwan (11.74%).

We obtained the information in the three paragraphs above from the fund website without independent verification.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the index. For the fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the index.

The fund generally invests at least 90% of its assets in the securities of the index and in depositary receipts representing securities of the index.  The fund may invest the remainder of its assets in securities not included in the index, but which BFA believes will help the fund track the index.  The fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.  Also, the fund may lend securities representing up to one-third of the value of the fund’s total assets (including the value of the collateral received). The fund invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius.  BFA also serves as the investment advisor of the subsidiary.

Tracking Error

The performance of the fund and the index may vary due to a variety of factors, including differences between the fund’s assets and the index, pricing differences, transaction costs, the fund’s holding of cash, differences in timing of the accrual of dividends and differences between the fund’s portfolio and the index resulting from new or existing legal restrictions that apply to the fund but not to the index or to investors using a representative sampling strategy in general.  BFA expects that, over time, the fund’s tracking error will not exceed 5%.  The fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the fund used an indexing strategy in which a fund invests in substantially all of the securities in its index in approximately the same proportions as in the index.

For the period ended June 30, 2014, the iShares website gave the following performance figures for the market price (mid-point as of 4 p.m.) of the fund’s shares (before tax) and the index: fund share—1 year on an annualized basis, 14.11%; 3 years on an annualized basis, -1.28%, 5 years on an annualized basis, 7.97%, 10 years on an annualized basis, 11.10%, since the fund’s inception (April 7, 2003) on an annualized basis, 14.54%; index—1 year on an annualized basis, 14.31%; 3 years on an annualized basis, -0.39%, 5 years on an annualized basis, 9.24%, 10 years on an annualized basis, 11.94%, since inception on an annualized basis, 14.99%.

Industry Concentration Policy

The fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the index is concentrated in that industry or group of industries.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index, (the “index”) is a stock index sponsored, calculated, published and disseminated daily by MSCI Inc. (“MSCI”) through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  The index is an equity index and therefore cannot be invested in directly.

The index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below.  The index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the index may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the following website: http://www.msci.com/products/indices/country_and_regional/em/ methodology.html. Daily closing price information for the index is available on the following website: http://www.mscibarra.com/products/indices/international_equity_indices/performance.html.  We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

The index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.  The constituent stocks of the MSCI Emerging Markets Index are derived from the constituent stocks in the 21 MSCI standard single country indices for the emerging market countries listed above.  The end-of-day total return net U.S. dollar value for the index is reported by Bloomberg under the ticker symbol “NDUEEGF.”  The index was launched on January 1, 2001.

As of August 14, 2014, the industry sectors and their relative weights in the index were as follows: Consumer Discretionary (9.27%), Consumer Staples (8.28%), Energy (10.33%), Financials (27.55%), Health Care (1.88%), Industrials (6.46%), Information Technology (16.73%), Materials (8.71%), Telecommunication Services (7.27%) and Utilities (3.51%).  Percentages may not sum to 100% due to rounding. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Fund advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.)

As of August 14, 2014, the countries represented in the index and their relative weights in the index were as follows: Brazil (10.82%), Chile (1.45%), China (19.45%), Colombia (1.03%), Czech Republic (0.22%), Egypt (0.23%), Greece (0.68%), Hungary (0.19%), India (6.70%), Indonesia (2.62%), Malaysia (3.83%), Mexico (5.25%), Peru (0.44%), Philippines (0.99%), Poland (1.59%), Qatar (0.47%), Russia (4.78%), South Africa (7.65%), South Korea (15.34%), Taiwan (11.81%), Thailand (2.30%), Turkey (1.62%) and United Arab Emirates (0.55%).

Construction of the Index

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.  The index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market.  The index is a standard index, meaning that only securities that would qualify for inclusion in a large cap index or a mid cap index will be included as described below.

Defining the Equity Universe

Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives, limited partnerships and most investment trusts are not eligible for inclusion in the equity universe.

Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.  The investability screens used to determine the investable equity universe in each market are:

Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum market capitalization.  The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•                  First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company.  Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•                  Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement (minimum free-float adjusted market capitalization for inclusion).

•                  The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2014, the equity universe minimum size requirement was set at U.S. $196 million.  Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio. This measure attempts to screen out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities. In the calculation of a security’s annualized traded value ratio, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 15% of the 3-month annualized traded value ratio and 80% of 3-month frequency of trading over the last four consecutive quarters, as well as 15% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of an emerging market index like the index.

Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

Minimum Length of Trading Requirement: This investability screen is applied at the individual security level.  For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review.  This requirement is applicable to small new issues in all markets. Large initial public offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the index, outside of a quarterly or semi-annual index review.

Minimum Foreign Room Requirement:  This investability screen is applied at the individual security level.  For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•                  Investable Market Index (Large Cap + Mid Cap + Small Cap)

•                  Standard Index (Large Cap + Mid Cap)

•                  Large Cap Index

•                  Mid Cap Index

•                  Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size-segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices and emerging market indices, the market coverage for a standard index is 85% and 42.5% respectively. As of August 2014, the global minimum size range for an emerging market standard index is a full market capitalization of USD 1.26 billion to USD 2.90 billion.

Index Continuity Rules for Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:

•                  If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the index in order to reach the minimum number of required constituents.

•                  At subsequent index reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities.  The GICS classification of each security is used by MSCI to construct additional indices.

Calculation Methodology for the Index

The level of the index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market.  In general, all prices are taken from the main stock exchange or exchanges in each market.  In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time.

Daily Total Return Methodology

The index is a net daily total return index.  A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes.  MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors.  This net income is reinvested in the index and thus makes up part of the total index performance.  MSCI’s net daily total return methodology reinvests cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date.  Certain dividends, including special/extra dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment.  A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company.  Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.

Maintenance of the Index

In order to maintain the representativeness of its indices, MSCI may make structural changes by adding or deleting component securities.  Currently, such changes may generally only be made on four dates throughout the year: after the close of the last scheduled business day of each February, May, August and November.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets.  In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur.  The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events.  The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.  They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis.  MSCI will remove from the indices as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement.  Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company.  In practice, when a constituent company is involved in a corporate event which decreases by more than 33% the company’s full market capitalization or decreases its foreign inclusion factor to below 0.15, the securities of the constituent company are considered for early deletion from the indices simultaneously with the event.  Share conversions may also give rise to an early deletion.  All changes resulting from corporate events are announced prior to their implementation in the indices, provided all necessary information on the event is available.

MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets.  This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance.  These quarterly index reviews may result in additions and deletions of component securities from a country index and changes in “foreign inclusion factors” and in number of shares.  Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events.  Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice or small size (less than 5% of the company’s outstanding shares) were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature.  Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks, are generally updated at the quarterly index review rather than at the time of the change.  The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.  MSCI has noted that consistency is a factor in maintaining each component country index.

MSCI’s semi-annual index review is designed to systematically reassess the component securities of the index.  During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index.  The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented.  During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above.  The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

Daily closing price information for index is available on the following website: http://www.msci.com.  We are not incorporating by reference that website or any material it includes in this prospectus supplement.

The iShares® Russell 2000 ETF

The shares of the iShares® Russell 2000 ETF (the “Russell 2000 fund”) are issued by iShares Trust (the “Trust”). The Trust was organized as Delaware statutory trust on December 16, 1999, and is authorized to have multiple series or portfolios, of which the Russell 2000 fund is one.

•                  The Russell 2000 fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the index.

•                  The index it tracks is the Russell 2000® Index (the “Russell 2000 index”).

•                  Investment Advisor: BlackRock Fund Advisors (“BFA”).

•                  The Russell 2000 fund’s shares trade on the NYSE Arca under the ticker symbol “IWM”.

•                  The Trust’s SEC CIK Number is 0001100663.

•                  The Russell 2000 fund’s inception date was May 22, 2000.

•                  The Russell 2000 fund’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification.  The investment advisor is entitled to receive a management fee from the Russell 2000 fund based on the Russell 2000 fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the Russell 2000 fund and a set of other specified iShares® funds as follows: 0.2000% per annum of the aggregate net assets of the funds less than or equal to U.S. $46.0 billion, plus 0.1900% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $46.0 billion up to U.S. $81.0 billion, plus 0.1805% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $81.0 billion up to U.S. $141.0 billion, plus 0.1705% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $141.0 billion. Based on the assets of the funds as of March 31, 2014, for its investment advisory services to the Russell 2000 fund, BFA is entitled to receive a management fee from the Russell 2000 fund, based on a percentage of the Russell 2000 fund’s average daily net assets, at an annual rate of 0.20%.

For additional information regarding the Trust or BFA, please consult the reports (including the Form N-CSR to shareholders for the fiscal year ended March 31, 2014) and other information the Trust files with the SEC.  In addition, information regarding the Russell 2000 fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website at http://www.ishares.com/us/products/239710/ishares-russell-2000-etf.  We are not incorporating by reference the website, the sources listed above or any material they include.

Investment Objective

The Russell 2000 fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 index. The Russell 2000 fund’s investment objective and the Russell 2000 index may be changed at any time, without the approval of BFA’s shareholders.

As of August 14, 2014, the top ten constituents of the Russell 2000 fund and their relative weights in the Russell 2000 fund were as follows: Puma Biotech Inc. (0.35%), Intermune Inc. (0.30%), Wex Inc. (0.26%), Isis Pharmaceuticals Inc. (0.26%), Ultimate Software Group Inc. (0.24%), Prosperity Bancshares Inc. (0.24%), Team Health Holdings Inc. (0.24%), Aspen Technology Inc. (0.24%), Graphic Packaging Holding Co. (0.24%) and Tenneco Inc. (0.23%).

As of August 14, 2014, the industry sectors and their relative weights in the Russell 2000 fund were as follows: Consumer Discretionary (13.84%), Consumer Staples (2.87%), Energy (5.87%), Financial Services (24.45%), Health Care (13.43%), Materials & Processing (6.88%), Producer Durables (13.80%), Technology (14.28%) and Utilities (4.39%).  Percentages may not sum to 100% due to rounding.  (Sector designations are determined by the fund sponsor using criteria it has selected or developed.  Fund advisors and index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between funds or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.)

We obtained the information in the three paragraphs above from the Russell 2000 fund website without independent verification.

Representative Sampling

BFA uses a representative sampling strategy to attempt to track the performance of the Russell 2000 index. For the Russell 2000 fund, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the Russell 2000 index.  The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 2000 index.

The Russell 2000 fund generally invests at least 90% of its assets in the securities of the Russell 2000 index and in depositary receipts representing securities of the Russell 2000  index.  The Russell 2000 fund may invest the remainder of its assets in securities not included in the Russell 2000 index, but which BFA believes will help the Russell 2000 fund track the Russell 2000 index.  The Russell 2000 fund may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA.  Also, the Russell 2000 fund may lend securities representing up to one-third of the value of the Russell 2000 fund’s total assets (including the value of the collateral received).

Tracking Error

The performance of the Russell 2000 fund and the Russell 2000 index may vary due to a variety of factors, including differences between the Russell 2000 fund’s assets and the Russell 2000 index, pricing differences, transaction costs, the Russell 2000 fund’s holding of cash, differences in timing of the accrual of dividends and differences between the Russell 2000 fund’s portfolio and the Russell 2000 index resulting from new or existing legal restrictions that apply to the Russell 2000 fund but not to the Russell 2000 index or to investors using a representative sampling strategy in general.  BFA expects that, over time, the Russell 2000 fund’s tracking error will not exceed 5%.  The Russell 2000 fund’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the Russell 2000 fund used an indexing strategy in which a fund invests in substantially all of the securities in its index in approximately the same proportions as in the index.

For the period ended June 30, 2014, the iShares website gave the following performance figures for the market price (mid-point as of 4 p.m.) of the fund’s shares (before tax) and the index: fund share—1 year on an annualized basis, 24.17%; 3 years on an annualized basis, 14.61%, 5 years on an annualized basis, 20.19%, 10 years on an annualized basis, 8.73%, since the fund’s inception (May 22, 2000) on an annualized basis, 8.12%; index—1 year on an annualized basis, 23.64%; 3 years on an annualized basis, 14.57%, 5 years on an annualized basis, 20.21%, 10 years on an annualized basis, 8.70%, since inception on an annualized basis, 8.23%.

Industry Concentration Policy

The Russell 2000 fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Russell 2000 index is concentrated in that industry or group of industries.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The Russell 2000® Index

The Russell 2000® index, which we refer to as the Russell 2000 index, is an equity index sponsored by Russell Investment Group (“Russell”), and therefore cannot be invested in directly.  The Russell 2000 index was first launched in 1984 based on an initial value of 100 as of December 31, 1978.

The Russell 2000 Index is an index calculated, published and disseminated by Russell that measures the composite price performance of stocks of 2,000 companies in the U.S. equity market.  It is generally considered to be a “small-cap” index.  Additional information about the Russell 2000 index is available on the following website: http://www.russell.com/Indexes/data/ fact_sheets/us/Russell_2000_Index.asp.

Russell divides the 2,000 companies included in the Russell 2000 Index into nine sectors: Consumer Discretionary, Consumer Staples, Energy, Financial Services, Health Care, Materials & Processing, Producer Durables, Technology and Utilities.

The index includes approximately 2,000 of the smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is comprised of the 3,000 largest companies, or 98% based on market capitalization, of the investable U.S. equity market.  The Russell 2000 Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

As of August 14, 2014, the top ten constituents of the Russell 2000 index and their relative weights in the Russell 2000 index were as follows: Puma Biotech Inc. (0.35%), Intermune Inc. (0.30%), Wex Inc. (0.26%), Isis Pharmaceuticals, Inc. (0.25%), Aspen Technology Inc. (0.24%), Graphic Packaging Holding Co. (0.24%), Kodiak Oil & Gas Corp (0.24%), Prosperity Bancshares Inc. (0.24%), Team Health Holdings Inc. (0.24%) and Ultimate Software Group Inc. (0.24%).

As of August 14, 2014, the industry sectors and their relative weights in the index were as follows: Consumer Discretionary (13.86%), Consumer Staples (2.87%), Financial Services (24.56%), Health Care (13.44%), Materials & Processing (6.83%), Other Energy (5.88%), Producer Durables (13.84%), Technology (14.35%) and Utilities (4.38%). Percentages may not sum to 100% due to rounding. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Fund advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or funds.)

Selection of Constituent Stocks of the Russell 2000 Index

The Russell 2000 index is a sub-index of the Russell 3000® Index.  To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000 index, a company’s stocks must be listed on the last trading day of May of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

A company is included in the U.S. equity markets and is eligible for inclusion in the Russell 3000® Index, and consequently, the Russell 2000 index, if that company incorporates in, has its headquarters in and also trades in the United States.  If a company does not satisfy all of the above criteria, it can still be included in the U.S. equity market if any one of the following home country indicators is in the United States: (i) country of incorporation, (ii) country of headquarters and (iii) country in which the company trades with the highest liquidity (as defined by a two-year average daily dollar trading volume from all exchanges within the country), and the primary location of that company’s assets or its revenue, based on an average of two years of assets or revenues data, is also in the United States. In addition, if there is insufficient information to assign a company to the U.S. equity markets based on its assets or revenue, the company may nonetheless be assigned to the U.S. equity markets if the headquarters of the company is located in the United States or if the headquarters of the company is located in certain “benefit-driven incorporation countries”, or “BDIs”, and that company’s most liquid stock exchange is  in the United States. The BDI countries are Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curaçao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. ADRs and ADSs are not eligible for inclusion in the Russell 2000 index.

Exclusions from the Russell 2000 Index

Russell specifically excludes the following companies and securities from the Russell 2000 index: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (ii) royalty trusts, U.S. limited liability companies, closed-end investment companies, business development companies, blank check companies, special-purpose acquisition companies and limited partnerships; (iii) companies with a total market capitalization less than $30 million; (iv) companies with only a small portion of their shares available in the marketplace (companies with 5% or less float); (v) bulletin board, pink sheets or over-the-counter traded securities; and (vi) real estate investment trusts and publicly traded partnerships that generate, or have historically generated, unrelated business taxable income and have not taken steps to block their unrelated business taxable income to equity holders.

Initial List of Eligible Securities

The primary criterion Russell uses to determine the initial list of securities eligible for the Russell 3000® Index and, consequently, the Russell 2000 index, is total market capitalization, which is calculated by multiplying the total outstanding shares for a company by the market price as of the last trading day in May for those securities being considered at annual reconstitution.   IPOs may be added between constitutions as noted below.  All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on their primary exchange on the last trading day of May of each year to be eligible for inclusion in the Russell 2000 index. In order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last trading day of May, it will be considered eligible if the average of the daily closing prices from their primary exchange during the month of May is equal to or greater than $1.00.

Annual Reconstitution

The Russell 2000 index is reconstituted annually by Russell to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization on the last trading day in May, with the actual reconstitution effective on the first trading day following the final Friday of June each year, unless the final Friday in June is the 29th or 30th, in which case reconstitution will be effective on the preceding Friday. A full calendar for reconstitution is made available each spring. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Index Calculation and Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 index reflects changes in the capitalization, or market value, of the underlier stocks relative to the capitalization on a base date. This discussion describes the “price return” calculation of the Russell 2000 index. The applicable pricing supplement will describe the calculation if the underlier for your notes is not the price return calculation. The current Russell 2000 index value is the compounded result of the cumulative daily (or monthly) return percentages, where the starting value of the index is equal to the base value (100) and base date (December 31, 1978). Returns between any two dates can then be derived by dividing the ending period index value (IV1) by the beginning period (IV0) index value, so that the return equals [(IV1 / IV0) –1]*100. The ending period index value, for purposes of calculating the Russell 2000 index value, on any date is determined by adding the market values of the underlier stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. To calculate the Russell 2000 index, last sale prices will be used for exchange-traded and NASDAQ stocks. In the event of a market disruption resulting in any underlier stock price to be unavailable, Russell will generally use the last reported price for such underlier stock for the purpose of performance calculation.

Constituent stocks of the Russell 2000 index are weighted in the Russell 2000 index by their free-float market capitalization, which is calculated by multiplying the primary closing price by the number of free-float shares. Free-float shares are shares that are available to the public for purchase as determined by Russell. Russell determines shares available to the public for purchase based on information recorded in corporate filings with the Securities and Exchange Commission and other reliable sources in the event of missing or questionable data. Adjustments to shares are reviewed at reconstitution and for major corporate actions such as mergers.  Russell removes the following types of shares from total market capitalization to arrive at free-float market capitalization:

•                  Corporate cross-owned shares — shares of a company in the Russell 2000 index that are held by another company that is included in any other Russell index;

•                  Large private and corporate holdings — shares held by an individual, a group of individuals acting together (e.g., the officers/directors group) or another listed corporation (that is not included in the Russell 2000 index) if such shareholdings constitute 10% or more of the shares outstanding. Institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital firms, are not excluded unless the firm has a direct relationship to the company, such as board representation, in which case they are considered strategic holdings and included with the officers/directors group in calculating the 10% threshold;

•                  ESOP or LESOP shares — shares held by employee stock ownership plans and leveraged employee stock ownership plans that comprise 10% or more of a company’s outstanding shares;

•                  Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange;

•                  Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Russell 2000 index; and

•                  Government holdings — shareholdings listed as “government of”. Shares held by government investment boards and/or investment arms are treated like shares held by large private shareholdings and are excluded if the number of shares is greater than 10% of outstanding shares. Shares held by a government pension plan are considered institutional holdings and will not be excluded.

Corporate Actions Affecting the Russell 2000 Index

Russell adjusts the Russell 2000 index on a daily basis in response to certain corporate actions and events. Therefore, a company’s membership in the Russell 2000 index and its weight in  Russell 2000 index can be impacted by these corporate actions. The adjustment is applied based on sources of public information, including press releases and Securities and Exchange Commission filings. Prior to the completion of a corporate action or event, Russell estimates the effective date. Russell will then adjust the anticipated effective date based on public information until the date is considered final. Depending on the time on a given day that an action is determined to be final, Russell will generally either (1) apply the action before the open on the ex-date or (2) apply the action after providing appropriate notice to its clients regarding the impact of the action and the effective date. If Russell has confirmed the completion of a corporate action, scheduled to become effective subsequent to a rebalance, the event may be implemented in conjunction with the rebalance to limit turnover, provided appropriate notice can be given.  Russell applies the following methodology guidelines when adjusting the Russell 2000 index in response to corporate actions and events:

•                  “No Replacement” Rule — Securities that are deleted from the Russell 2000 index between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 index over the past year will fluctuate according to corporate activity.

•                  Mergers and Acquisitions — Adjustments due to mergers and acquisitions are applied to the Russell 2000 index after the action is determined to be final. Deletions due to cash acquisitions may not require delisting confirmation from the exchange, provided all other conditions (regulatory & shareholder) have been achieved.

o                Between constituents:  When mergers and acquisitions take place between companies that are both constituents of a Russell index, the target company is deleted and its market capitalization simultaneously moves to the acquiring company’s stock. Russell categorizes the surviving entity based on a weighted average of the market value of the two companies prior to the merger using market values as of the day immediately before Russell determines that the action or event is final. Given sufficient market hours after confirmation, Russell effects this action after the close on the last day of trade of the target company.

o                Between a constituent and a non-constituent:  If the target company is a member of the Russell 2000 index, it is deleted from the Russell 2000 index after Russell determines that the action or event is final. If the acquiring company is a member of the Russell 2000 index, its shares are adjusted by adding the target company’s market capitalization. If the target company is not a member of a Russell index, Russell will also analyze the transaction to determine whether it constitutes a reverse merger. A reverse merger occurs when the acquiring company is a private, non-publicly traded company or OTC company, and the acquisition results in a transaction whereby a new publicly traded company is created that meets all of the requirements for inclusion in a Russell index based on market capitalization using the opening price on the day after the merger or acquisition is considered final. In such a case, the newly formed entity will be placed in the Russell 2000 index, if appropriate, and the target company will be simultaneously removed from the Russell 2000 index, after the close of the market on the day after the merger is considered final. If the event does not qualify as a reverse merger, the target company is deleted after the action is determined to be final.

•                  Reincorporation — Members of a Russell U.S. index, like the Russell 2000 index, that reincorporate to another country and continue to trade in the United States and companies that reincorporate to the United States during the year are analyzed for assignment by Russell during annual reconstitution. Members that reincorporate in another country and no longer trade in the United States are immediately deleted from the Russell U.S. indices.

•                  Rights Offerings — Rights offered to shareholders are reflected in the Russell 2000 index only if the subscription price of the rights is at a discount to the market price. Provided that Russell has been alerted to the rights offer prior to the ex-date, it will adjust the price of the stock for the value of the rights and increased shares according to the terms of the offering before the open on the ex-date. If Russell is unable to provide prior notice, it will delay the price adjustment until the appropriate notice has been given. This treatment applies for both transferable and non-transferable rights. Rights issued as part of a poison pill arrangement or entitlements that give shareholders the right to purchase ineligible securities such as convertible debt are excluded from this treatment.

•                  Spin-offs— Spun-off companies are added to the parent company’s Russell index if the spun-off company meets all the eligibility requirements of the Russell index and its total market capitalization is greater than the market-adjusted total market capitalization of the smallest company in the Russell 3000E™ Index at the latest reconstitution. Spun-off companies are added to the Russell index at the same time as they are spun-off from their parent company, which is on the completion date of the spin-off. The parent company’s market value will be reduced simultaneously on the Russell effective date.

•                  Initial Public Offerings — Eligible initial public offerings are added to the Russell 2000 index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established at the most recent annual reconstitution, except that fourth quarter IPO additions will be processed after the close on the third Friday of each December.

Once IPO additions have been announced, an IPO may be added to the index prior to the previously announced schedule, if a corporate action has deemed this to be appropriate and notice can be provided (e.g. an index member automatically receives shares via a stock distribution into a projected IPO add).

•                  Tender Offers — A company acquired as a result of a tender offer is removed when (i) the tender offer period completes; (ii) shareholders have validly tendered, not withdrawn, and the shares have been accepted for payment; (iii) all regulatory requirements have been fulfilled; and (iv) the acquiring company is able to finalize the acquisition via a short-form merger, top-up option or other compulsory mechanism. In the case where all the above requirements have been fulfilled except for the acquiring company being able to finalize the acquisition through a compulsory mechanism, Russell will make a share adjustment to the target company’s shares, on a date pre-announced by Russell, in cases where the float-adjusted shares have decreased by 30% or more and the tender offer has fully completed and closed. If the acquiring company is issuing stock as part of the tender offer, the float-adjusted shares of that company will be increased concurrently with the decrease in the target company’s float-adjusted shares.

Shares acquired in a partial acquisition or tender offer will be reviewed at annual reconstitution for inclusion in free float. Shares that are issued as a result of a partial acquisition or tender offer will be reviewed at month-end for inclusion (if greater than 5%). If a partial acquisition or tender offer includes a corporate action impacting all shareholders, Russell will give effect to the mandatory element of the event.

•                  Delisted and Halted Stocks — When stocks are deleted from the Russell 2000 index as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day the action is final (t), or the following day (t+1) using the closing OTC bulletin board price. Halted securities are not removed from the Russell 2000 index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Russell 2000 index at the most recent closing price until the security resumes trading or is officially delisted. If, however, a stock is (i) halted due to financial difficulty/debt or cash flow issues for a period longer than 40 calendar days or (ii) suspended due to exchange listing rules or legal regulatory issues longer than one calendar quarter, Russell will review for removal on a case-by-case basis. Determinations will be made based upon reasonable likelihood of trade resumption and likelihood of residual value returned to equity holders. If removal is deemed appropriate, Russell will remove the stock at zero value at the end of the month. Stocks that are scheduled for changes but are halted or suspended prior to reconstitution will have their scheduled updates postponed and will be monitored for trade resumption. Once trading resumes, the securities changes will be announced and their positions will be updated accordingly.  Usually, notification for these changes will be made on the same day as these changes are made.  If sufficient notice is not possible, the updates will be delayed by one day.  Securities will be removed from the Russell 2000 index using the closing price on the primary exchange of the securities.

•                  Bankruptcy and Voluntary Liquidations — Companies that file for a Chapter 7 liquidation bankruptcy or have filed a liquidation plan will be removed from the Russell 2000 index at the time of the bankruptcy filing (except when shareholder approval is required to finalize the liquidation plan, in which case the company will be removed once shareholder approval has been granted); whereas companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000 index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. If a company files for bankruptcy, is delisted and it can be confirmed that it will not trade OTC, Russell may remove the stock at a nominal price of $0.0001.

•                  Stock Distributions — A price adjustment for stock distributions is applied on the ex-date of the distribution. When the number of shares for the distribution is fixed, Russell increases the number of shares on the ex-date. When the number of shares is an undetermined amount based on future earnings and profits, Russell increases the number of shares on the pay-date.

•                  Dividends — Russell includes gross dividends in the daily total return calculation of the Russell 2000 index on the basis of their ex-dates. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as all cash. If the number of shares to be issued as a stock dividend is announced subsequently, Russell will give effect to the share change with appropriate notice. Regular cash dividends are reinvested across the index at the close on the dividend ex-date, while special cash dividends are subtracted from the price of the stock before the open on the ex-date.

•                  Updates to Share Capital — Changes to shares outstanding due to buybacks (including Dutch auctions), secondary offerings, merger activity with a non- Russell 2000 index member and other potential changes are generally updated at the end of the month in which the change is reflected in vendor-supplied updates. Russell verifies this information using publicly available information filed with the Securities and Exchange Commission. Russell only applies such changes if the aggregate change in the number of shares outstanding is greater than 5%. The float factor determined during the most recent annual reconstitution is applied to this figure, and only the available shares will be added to the Russell 2000 index. No such changes are made in June due to the most recent annual reconstitution. Month-end changes in November and December will be processed as one event after the close on the third Friday of each December.

License Agreement

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (BITC). The underlying index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the underlying index or any member of the public regarding the advisability of investing in the underlying index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the underlying index.

Historical Closing Levels of the Index Funds

The closing levels of the index funds have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of either index fund during the period shown below is not an indication that such index fund is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the index funds as an indication of the future performance of the index funds.  We cannot give you any assurance that the future performance of either index fund or the index fund stocks will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index funds.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index fund levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index funds over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each index fund from August 19, 2004 through August 19, 2014.  We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a partnership;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the index funds. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a U.S. alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

The Treasury Department has issued proposed regulations under which amounts paid or deemed paid on certain financial instruments that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. The proposed regulations, if finalized in their current form, would apply to payments made or deemed made on or after January 1, 2016. In a recently published notice, the Internal Revenue Service and the Treasury Department announced their intent that the proposed regulations, if finalized, would only apply to financial instruments that are issued on or after 90 days after the date of publication of final regulations. Accordingly, the proposed regulations, if finalized, should not apply to the notes. As significant aspects of the application of these regulations to the notes are uncertain, depending upon the exact content of any final regulations, we may be required to withhold such taxes if any dividends are paid on the index funds during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld. You should consult your tax advisor concerning the potential application of these regulations (or subsequent regulations and other official guidance) to payments you receive on the notes and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

FATCA could impose a withholding tax of 30% on interest income (including original issue discount) and other periodic payments on the notes paid to you or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on your behalf, unless you and each such non-U.S. payee in the payment chain comply with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements.  This withholding tax could also apply to all payments made upon the sale, exchange, redemption or maturity of the notes by a non-compliant payee.  In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but  have U.S. owners).    Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

Withholding may be imposed at any point in a chain of payments if the payee is not compliant.  A chain may work as follows, for example: The payment is transferred through a paying agent to a clearing system, the clearing system makes a payment to each of the clearing system’s participants, and finally the clearing system participant makes a payment to a non-U.S. bank or broker through which you hold the notes, who credits the payment to your account.   Accordingly, if you receive payments through a chain that includes one or more non-U.S payees, such as a non-U.S. bank or broker, the payment could be subject to withholding if, for example, your non-U.S. bank or broker through which you hold the notes fails to comply with the FATCA requirements and is subject to withholding.  This would be the case even if you would not otherwise have been directly subject to withholding.

A number of countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that notes will be subject to the withholding described above, these agreements are expected to reduce the risk of the withholding for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

The withholding tax described above could currently apply to all interest (including original issue discount) and other periodic payments made on the notes.  In addition, the withholding tax described above could apply to payments made upon the sale, exchange, redemption or maturity of the notes on or after January 1, 2017.  We will not pay any additional amounts in respect of this withholding tax, so if this withholding applies, you will receive less than the amount that you would have otherwise received.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any withheld amounts.  You should consult your tax advisor regarding FATCA.  You should also consult your bank or broker through which you would hold the notes about the likelihood that payments to it (for credit to you) may become subject to withholding in the payment chain.

In addition, your notes may also be subject to other U.S. withholding tax as described in “United States Taxation” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 3.50% of the face amount.

In connection with the initial offering of the notes, the minimum principal amount of notes that may be purchased by any investor is $1,000.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on August 29, 2014, which is expected to be the second scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. Trigger Phoenix Autocallable Optimization Securities due ___________________ ___________________ Goldman, Sachs & Co.

Summary Information	S-2
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-23
Use of Proceeds	S-32
Hedging	S-32
The Index Funds	S-33
Supplemental Discussion of Federal Income Tax Consequences	S-50
Employee Retirement Income Security Act	S-55
Supplemental Plan of Distribution	S-56

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consilidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140